Exhibit 99.1

KMG CHEMICALS ACQUIRES HIGH-PURITY PROCESS CHEMICALS BUSINESS

Acquisition Doubles the Company’s Annual Revenues

HOUSTON, TX – January 2, 2008 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in niche markets, today announced that it completed the acquisition of the High-Purity Process Chemicals (“HPPC”) business from Air Products and Chemicals, Inc. (NYSE: APD).  With revenues of approximately $90 million in the 12 months ended September 30, 2007, this acquisition doubles KMG’s annualized revenues.  The purchase price of $70.3 million consisted of $47.1 million for plant, property and equipment, as well as associated intangible assets, and $23.2 million for accounts receivable, inventory and accrued liabilities.  The acquired business will operate in the United States as the newly-formed KMG Electronics Chemicals, Inc., a wholly owned subsidiary of KMG Chemicals, and as KMG Italia S.r.l. in Europe.

The HPPC business is the largest U.S. supplier to semiconductor manufacturers of high-purity process chemicals used to clean, etch, and otherwise prepare the surface of semiconductor products.  In the U.S., the HPPC business has an estimated 40% market share, and is the third largest supplier in Europe with an estimated 20% market share.  Included in the acquisition are a state-of-the-art production facility and warehouse in Pueblo, CO. and a manufacturing facility and warehouse near Milan, Italy.  The Company financed the transaction with cash on hand and approximately $56 million of incremental senior debt, a significant portion of which it expects to pay down by the end of this fiscal year ending July 31, 2008.

Neal Butler, President and CEO of KMG, commented, “HPPC represents our seventh successful acquisition in five years and with this acquisition, we have added an important new business segment with attractive growth opportunity.  This acquisition is a perfect fit with our proven business model of acquiring mature, specialty chemicals that:

•                  Have significant positions in narrowly defined markets;

•                  Provide a clear path toward market leadership through organic growth and further acquisitions;

•                  Have significant barriers to entry; and

•                  Can have an immediate positive impact on earnings and cash flow.

We expect that the purchase price to EBITDA multiple we paid for this business will prove to be very much in-line with our other acquisitions.”

“Since signing the definitive agreement in October, we have laid the groundwork for a smooth integration of the HPPC business and have developed enormous respect for the 159 talented, experienced and dedicated HPPC employees who have now joined the KMG team.”

Mr. Butler continued, “As previously stated, with this acquisition, KMG is on track to generate approximately $135 million in revenues in fiscal 2008.  The acquisition also is expected to be immediately accretive to earnings, contributing towards our stated goal of double digit EPS growth for fiscal 2008.  Despite the jump in revenues, investors should not expect to see the same year-over-year earnings growth this year as occurred in fiscal 2007 due to the significant costs associated with transitioning and integrating this business.  The acquisition will contribute in a much more significant way in fiscal 2009, particularly post-integration.  With a full year of HPPC sales in fiscal 2009, we expect company revenues to exceed $180 million.”

Air Products will provide transitional services associated with the HPPC business to KMG related to supply chain, accounting and IT support.  KMG anticipates terminating the transitional services agreement prior to July 31, 2008, the fiscal year-end.  Additionally, Air Products will continue to distribute HPPC products to certain customers in Europe for several weeks to ease their transition, after which KMG will purchase the remaining inventory in those countries, estimated to be approximately $4.5 million.

About High-Purity Process Chemicals: HPPCs are basic and custom-performance blends of acids and solvents used in the manufacture of semiconductors.  Customers use the chemicals in their manufacturing process to etch and clean the wafer at each production layer.  These chemicals remove unwanted residue at very specific rates.  The typical application is in the form of chemical baths or spray on devices.

The asset purchase agreement for this transaction is included in the Company’s Form 8-K that was filed on October 24, 2007.  Further details regarding this transaction, including a statement of revenues and direct operating expenses for the HPPC business, will be included in the Company’s Form 8-K being filed with the Securities and Exchange Commission within 75 days of closing.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to niche markets.  The Company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-600-3814

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Linda Latman

212-836-9609

LLatman@equityny.com

Melissa Dixon

212-836-9613

MDixon@equityny.com

www.theequitygroup.com

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